 Exhibit 99.1
  Church & Dwight Co., Inc.

News Release

Contact:	Maureen K. Usifer
Vice President Investor Relations
609-683-5900

 CHURCH & DWIGHT REPORTS SECOND QUARTER EARNINGS
Affirms Full Year 10-11% Earnings Growth on Comparable Basis

PRINCETON, NJ, AUGUST 4, 2011 – Church & Dwight Co., Inc. (NYSE:CHD) today reported net income for the quarter ended July 1, 2011 of $82.6 million or $0.57 per share, compared to last year’s reported net income of $74.3 million or $0.51 per share.  This reflects an earnings per share increase of 12%.

Second Quarter Review

Reported net sales for the second quarter increased 5.3% to $674.9 million.  Organic sales increased 3.3%, driven by solid volume growth of 3.3%.  Organic sales exclude the impact of foreign exchange rate changes, acquisitions and a discontinued product line.

James R. Craigie, Chairman and Chief Executive Officer, commented, “We are pleased with our solid second quarter business results in what continues to be a difficult economic environment.  The organic sales increase of 3.3% met the Company’s expectations of 3-4% organic sales growth for the quarter. While category consumption continues to be weak in the U.S., we increased share on five of our eight power brands in the quarter.”

Consumer Domestic sales were $482.3 million, a $16.8 million increase or 3.6% above the prior year second quarter sales. Second quarter organic sales increased by 2.1%, largely driven by higher sales of ARM & HAMMER Liquid and Powder Laundry Detergents, XTRA Liquid Laundry Detergent, ARM & HAMMER Cat Litter and NAIR depilatories.  These increases were partially offset by lower sales of TROJAN condoms, value toothpastes and OXICLEAN laundry additive.  Volume growth contributed approximately 2.4% to net sales, offset by 0.3% negative effect of price and product mix in the quarter.

Consumer International sales were $126.0 million, a $13.9 million increase or 12.4% above the prior year second quarter sales.  Organic sales, which exclude a 9.2% favorable effect of foreign exchange rate changes, increased by 3.1%, primarily reflecting increased sales in Australia and U.S. exports.

Specialty Products sales were $66.6 million, a $3.3 million increase or 5.3% above the prior year second quarter sales.  Organic sales which exclude a 2.0% favorable effect of foreign exchange rate changes and a 10.0% impact of a foreign subsidiary’s discontinued product line, increased by 13.3%, primarily due to growth in our animal nutrition business.

Gross margin contracted to 44.5% in the second quarter compared to 45.4% in the same quarter last year, reflecting higher commodity costs, unfavorable product mix and higher trade promotion spending partially offset by the benefits of cost reduction programs.  Mid-year price increases for detergent and condoms are expected to mitigate a portion of the significant increases in the cost of resins, surfactants and latex.

Marketing expense was $87.5 million in the second quarter, up $4.7 million or 5.7% in comparison with the prior year second quarter.  Marketing expense was up 220 basis points versus the first quarter to support the launch of new products across every one of our power brands. Marketing expense as a percentage of net sales was 13.0% in the quarter, an increase of 10 basis points over the prior year second quarter.

Selling, general, and administrative expense (SG&A) was $94.7 million in the second quarter, a $6.6 million increase over the prior year second quarter.  SG&A as a percentage of net sales was 14.0% in the quarter, an increase of 20 basis points from the prior year second quarter.  The increase in SG&A spending is primarily attributed to higher legal costs.

Operating income decreased 1.8% to $117.8 million in the second quarter compared to $120.0 million in the prior year second quarter. Operating margin contracted 120 basis points to 17.5%.

Other Expense decreased by $3.2 million due to lower interest expense.

The effective tax rate in the second quarter was 30.6% as expected, compared to 36.2% in the prior year second quarter.  The lower effective tax rate in the quarter is primarily due to the recently enacted New Jersey corporate income tax reform. The effective tax rate for the year is projected to be approximately 35.0%.

Net Debt and Free Cash Flow

Net cash from operating activities for the first half of 2011 was $171.7 million compared to $123.8 million in the prior year period.  The increase in net cash from operating activities is primarily related to favorable working capital changes, higher net income and higher deferred tax liabilities, reflecting a tax law change permitting accelerated deduction of certain capital expenditures.  Free cash flow year-to-date was $148.1 million compared to $103.3 million in the prior period on a comparable basis. Free cash flow is defined as net cash from operating activities less capital expenditures.

Capital expenditures in the first six months were $23.6 million compared to $20.5 million in the prior year period.  Full year capital expenditures are expected to be approximately $80 million which includes $17 million expenditures for our global information systems upgrade project and initial spending of $11 million for a new West Coast manufacturing and distribution center.

At quarter end, the Company had net debt of $87 million (total debt of $250 million less cash of $163 million).

Stock Repurchase

The Company reported today that its Board has authorized the repurchase of up to $300 Million of the Company's common stock.  Shares will be repurchased in the open market at times and amounts considered appropriate by the Company based on factors including price and market conditions. The Company has approximately 144 million shares outstanding.

BATISTE Acquisition

On June 28, 2011 the Company completed the acquisition of the BATISTE brand of dry shampoo from Vivalis in the UK.  This bolt-on acquisition to our existing UK operation meets the company’s previously stated acquisition criteria:  the brand holds the #1 position in the Dry Shampoo category in the UK; it is gross margin accretive; it has high growth potential, and it will facilitate our achievement of economies of scale in our important UK operation.  Annual sales of BATISTE are approximately $20 million.  The acquisition was financed with available cash and is expected to be accretive to earnings per share in 2012.

The Company intends to continue to look for good acquisition candidates.

Outlook for 2011

With respect to 2011, Mr. Craigie said, “Volume growth projections continue to be strong despite the weak economy and aggressive competitive trade spending in our categories. For the first half of the year, we have gained share on five of eight of our power brands. We expect to maintain or improve this market share growth during the balance of the year due to two key factors: 1) excellent customer response to our new products which are capturing solid distribution gains across many of our key brands, and 2) our commitment to increasing marketing spending for the year in support of our power brands, which will continue in the second half of 2011.

This quarter we are introducing two new products which will also help drive our organic growth: 1) Arm & Hammer TOOTHTUNES toothbrush which plays music through an innovative patented technology that allows consumers to listen to two minutes of music while brushing their teeth. TOOTHTUNES will feature Kid’s Pop, Top 40 and Classic Rock song categories. 2) SIMPLY SALINE Neti Pot is a simple way to flush out nasal congestion and allergens to relieve symptoms associated with cold and allergies.

“We continue to expect organic sales growth in the 3-4% range in 2011.  We expect volume to remain strong behind new product shipments, broad distribution gains and higher marketing spending in the second half of 2011 compared to the first half of 2011 and to the back half of 2010. ”

“We expect gross margin expansion of 0-50 basis points for the year, lower than our prior guidance of a 50-100 basis points expansion, due to higher trade promotion spending and product mix.  We continue to expect marketing spending to be up 0-50 basis points for the year.

After considering these factors we remain confident in our previously announced earnings per share estimate of $2.17 to $2.20 in 2011, which is an increase of 10% to 11% over 2010 results, excluding the pension settlement charge of $0.10 per share in the fourth quarter of 2010.  We expect earnings per share to be evenly balanced for the remaining two quarters.”

Church & Dwight will host a conference call to discuss second quarter 2011 results on August 4, 2011 at 10:00 a.m.  (ET).  To participate, dial in at 877-317-1485, access code: 83302770, (international:  706-643-6278, same access code:  83302770).  A replay will be available two hours after the call at 800-642-1687 or 706-645-9291 (same access code:  83302770).  Also, you can participate via webcast by visiting the Investor Relations section of the Company’s website at www.churchdwight.com.

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products under the Arm & Hammer brand name and other well-known trademarks.

This release contains forward-looking statements relating, among others, contribution of price and product mix for the remainder of the year; distribution gains; organic sales growth and volume growth, including the effects of new products; gross margins; operating margins;  the initiation and effect of price increases on certain of the Company’s products; marketing spending; earnings per share growth; quarterly earnings per share; market share maintenance or increases with respect to the power brands; customer response to new products; anticipated effect of the acquisition of the Batiste brand of dry shampoo;  and anticipated effective tax rate for the year.  These statements represent the intentions, plans, expectations and beliefs of the Company, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements.  The uncertainties include assumptions as to market growth and consumer demand (including the effect of political and economic events on consumer demand), retailer actions in response to changes in consumer demand and the economy, raw material and energy prices, the financial condition of major customers and suppliers, interest rate and foreign currency exchange rate fluctuations and changes in marketing and promotional spending.  With regard to the new product introductions referred to generally in this release, there is particular uncertainty relating to trade, competitive and consumer reactions.  Other factors that could materially affect actual results include the outcome of contingencies, including litigation, pending regulatory proceedings, environmental matters and the acquisition or divestiture of assets.  For a description of additional factors that could cause actual results to differ materially from the forward looking statements, please see the Company’s quarterly and annual reports filed with the SEC, including information in the Company’s annual report on Form 10-K in Item 1A, “Risk Factors.”

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
(In millions, except per share data)	July 1, 2011	July 2, 2010	July 1, 2011	July 2, 2010
Net Sales	$674.9	$640.9	$1,317.2	$1,275.4
Cost of sales	374.9	350.0	729.1	699.0
Gross profit	300.0	290.9	588.1	576.4
Marketing expenses	87.5	82.8	156.7	151.7
Selling, general and administrative expenses	94.7	88.1	182.5	172.7
Income from Operations	117.8	120.0	248.9	252.0
Equity in earnings of affiliates	3.2	1.6	5.4	2.8
Other (expense), net	(2.0)	(5.2)	(3.7)	(13.0)
Income before non-controlling interest and taxes	119.0	116.4	250.6	241.8
Income taxes	36.4	42.1	84.4	87.5
Net Income of Non-Controlling Interest				
Net Income attributable to Church & Dwight	$82.6	$74.3	$166.2	$154.3
Net Income per share – Basic	$0.58	$0.52	$1.16	$1.09
Net Income per share – Diluted	$0.57	$0.51	$1.14	$1.07
Dividend per share	$0.17	$0.07	$0.34	$0.14
Weighted average shares outstanding - Basic	143.3	142.0	143.0	141.8
Weighted average shares outstanding - Diluted	145.9	144.4	145.6	144.2

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in millions)		July 1, 2011	Dec. 31, 2010
Assets
Current Assets
Cash, equivalents and securities		$163.4	$189.2
Accounts receivable		272.8	231.1
Inventories		215.8	195.4
Other current assets		50.6	33.8
Total Current Assets		702.6	649.5
Property, Plant and Equipment (Net)		473.7	468.3
Equity Investment in Affiliates		9.8	9.2
Tradenames and Other Intangibles		917.1	872.5
Goodwill		868.3	857.4
Other Long-Term Assets		83.9	88.3
Total Assets		$3,055.4	$2,945.2
Liabilities and Stockholders’ Equity
Short-Term Debt	$		$90.0
Other Current Liabilities		371.0	357.1
Total Current Liabilities		371.0	447.1
Long-Term Debt		249.7	249.7
Other Long-Term Liabilities		396.8	377.5
Stockholders’ Equity		2,037.9	1,870.9
Total Liabilities and Stockholders’ Equity		$3,055.4	$2,945.2

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flow (Unaudited)

	Six Months Ended
(Dollars in millions)	July 1, 2011	July 2, 2010

Net Income	$166.2	$154.3

Depreciation and amortization	39.2	36.4
Deferred income taxes	20.8	8.6
Gain on sale of assets		(1.0)
Non cash compensation	8.4	8.1
Other	(1.7)	(0.5)

Changes in assets and liabilities:
Accounts receivable	(34.7)	(30.1)
Inventories	(15.5)	(16.5)
Other current assets	(4.2)	(2.4)
Accounts payable and accrued expenses	0.9	(24.5)
Income taxes payable	(1.4)	(8.1)
Excess tax benefits on stock options exercised	(5.3)	(4.5)
Other liabilities	(1.0)	4.0
Net cash from operating activities	171.7	123.8

Capital expenditures	(23.6)	(20.5)
Proceeds from sale of assets		8.2
Acquisitions	(64.8)	(70.0)
Other	1.2	1.5
Net cash (used in) investing activities	(87.2)	(80.8)

Net change in debt	(90.0)	(115.3)
Payment of cash dividends	(48.6)	(19.8)
Stock option related	22.0	14.3
Purchase of treasury stock	(0.1)	(0.1)
Net cash (used in) financing activities	(116.7)	(120.9)

F/X impact on cash	6.4	(4.9)

Net change in cash and investments	$(25.8)	$(82.8)

Product Line Net Sales
	Three Months Ended		Percent
	07/01/2011	07/02/2010	Change

Household Products	$313.3	$296.6	5.6%
Personal Care Products	169.0	168.9	0.0%
Consumer Domestic	482.3	465.5	3.6%
Consumer International	126.0	112.1	12.4%
Total Consumer Net Sales	608.3	577.6	5.3%
Specialty Products Division	66.6	63.3	5.3%
Total Net Sales	$674.9	$640.9	5.3%

	Six Months Ended		Percent
	07/01/2011	07/02/2010	Change

Household Products	$617.1	$599.8	2.9%
Personal Care Products	336.3	332.4	1.2%
Consumer Domestic	953.4	932.2	2.3%
Consumer International	235.6	214.8	9.7%
Total Consumer Net Sales	1,189.0	1,147.0	3.7%
Specialty Products Division	128.2	128.4	-0.2%
Total Net Sales	$1,317.2	$1,275.4	3.3%

The following discussion addresses the non-GAAP measures used in this press release and (unless provided above) reconciliations of non-GAAP measures to the most directly comparable GAAP measures:

The following non-GAAP measures may differ from similarly-named measures provided by other companies due to differences in methods of calculation and items and events being excluded.

Organic Sales Growth

The press release provides information regarding organic sales growth, namely net sales growth excluding the effect of acquisitions, divestitures, the change in customer shipping arrangements, foreign exchange rate changes and a discontinued product line, from year-over-year comparisons. Management believes that the presentation of organic sales growth is useful to investors because it enables them to assess, on a consistent basis, sales trends related to products that were marketed by the Company during the entirety of relevant periods excluding the change in customer shipping arrangements, without the effect of foreign exchange rate changes that are out of the control of, and do not reflect the performance of, management.

	Three Months Ended 07/01/2011
	Total Company	Worldwide Consumer	Consumer Domestic	Consumer International	Specialty Products

Reported Sales Growth	5.3%	5.3%	3.6%	12.4%	5.3%
Add:
Discontinued Product Line	0.9%				10.0%
Less:
Acquisition	1.1%	1.2%	1.5%	0.1%	
FX	1.8%	1.8%		9.2%	2.0%
Organic Sales Growth	3.3%	2.3%	2.1%	3.1%	13.3%

	Six Months Ended 07/01/2011
	Total Company	Worldwide Consumer	Consumer Domestic	Consumer International	Specialty Products

Reported Sales Growth	3.3%	3.7%	2.3%	9.7%	-0.2%
Add:
Divestitures	0.3%	0.3%	0.3%	0.1%	0.1%
Change in Customer Shipping Terms	0.4%	0.4%	0.5%		
Discontinued Product Line	0.9%				9.3%
Less:
Acquisition	1.3%	1.4%	1.7%	0.2%	
FX	1.3%	1.3%		6.6%	1.5%
Organic Sales Growth	2.3%	1.7%	1.4%	3.0%	7.7%

The change in customer shipping arrangements reduced net sales due to the Company's provision of a customer pick up program. Previously the cost to ship was included in cost of sales. The discontinued product line relates to the cessation of operations at a chemical site at a foreign subsidiary.

Free Cash Flow

Free cash flow is net cash from operating activities less capital expenditures.  Free cash flow is used by the Company's management, and management believes it is useful to investors, to help assess funds available for investing activities, such as acquisitions and financing activities, including debt payments, dividend payments and share repurchases.  Free cash flow also is one of the measures used in determining management's annual incentive award.  Free cash flow does not represent cash available only for discretionary expenditures, since the Company has mandatory debt service requirements and other contractual and non-discretionary expenditures.  Please refer to the condensed cash flow statement for details.

Projected Percentage Increase in Earnings Per Share Growth

The press release contains the Company's forecast of 2011 earnings per share of $2.17-$2.20, an increase of 10-11%, excluding the pension settlement charge of $0.10 per share in the fourth quarter of 2010. If the pension settlement charge was not excluded, the forecasted 2011 earnings would constitute an increase of 16% to 17%. Management believes the exclusion of the pension settlement charge is useful to investors because it enables investors to compare performance in 2010 and 2011, without augmenting the amount of the increase to give effect to an extraordinary charge that does not reflect the Company's day-to-day operations.